Exhibit 99.1

POKERTEK REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

MATTHEWS, NC – May 8, 2013: PokerTek, Inc. (NASDAQ: PTEK) today reported financial results for the first quarter ended March 31, 2013.

Financial Highlights

•	Recurring license and service fees increased 26%

•	Operating expenses remain well controlled

•	Balance sheet strengthened

“During the first quarter, we entered the South American market with initial installations in Uruguay and Colombia and continued to install games in Mexico,” commented Mark Roberson, Chief Executive Officer. “We are on track to grow penetration in our target markets, our costs continue to be well controlled, and our balance sheet is substantially improved.

“Looking ahead, we expect product placement activity to increase and operating results to continue to strengthen.”

Financial Summary

Total revenue was $1.4 million for the first quarter of 2013 compared to $1.7 million in 2012, a decrease of $0.3 million, or 17.1%. This decrease was partially due to a change in product mix as the prior year included higher revenues from product sales, which offset the increases in recurring license and service fees in the current period.

Revenues from license and service fees increased $0.3 million, or 26%. The increase in license and service fees from the prior year resulted from growth in leased games in Canada and Mexico, partially offset by lower license and service fees from Europe.

Revenues from systems and equipment sales decreased $0.6 million as substantially all of the current period revenue was generated from recurring license and service fees. The prior year results included several product sales in Europe and a conversion of leased games to product sales in the United States.

Gross profit decreased by $0.3 million, or 19.7%, to $1.0 million for the three months ended March 31, 2013, as compared to the three months ended March 31, 2012. Gross profit margins were 75% for the three months ended March 31, 2013 compared to 77% for the three months ended March 31, 2012.

Operating expenses were unchanged at $1.2 million for both quarterly periods.

Net loss from continuing operations for the three months ended March 31, 2013 was $0.2 million compared to net income of $59 thousand for the three months ended March 31, 2012, due to the favorable impact of higher sales of systems and equipment in the prior year, offsetting the growth in recurring license and service fees in the current year. Net income (loss) from continuing operations per common share was a loss of $0.02 per common share (basic and diluted) compared to a profit of $0.01 per common share (basic and diluted).

EBITDAS, a non-GAAP financial measure (described below), was positive $0.1 million in 2013 and $0.4 million in 2012.

Balance Sheet and Cash Flow Information

Cash provided by operating activities from continuing operations improved by 40%, to $0.35million for the three months ended March 31, 2013 compared to $0.25 million for the three months ended March 31, 2012. The improvement in cash provided by operating activities was primarily due to working capital changes with accounts receivable decreasing on more favorable collections and accounts payable increasing due to the timing of inventory payments.

Cash provided by financing activities was $0.46 million for the three months ended March 31, 2013, compared to $50 thousand for the comparable period in 2012. Cash provided by financing activities primarily consists of proceeds from sales of common stock in both periods. For the three months ended March 31, 2013, we also made principal payments on the Founders’ Loan.

On March 1, 2013, we sold 460,000 shares of our common stock to ten unaffiliated accredited investors at a price of $1.05 per share, realizing gross proceeds of $0.48million and net proceeds after paying brokers’ commission of $0.47 million. The offering was exempt from the registration requirements of the Securities Act of 1933, as amended (the Act) pursuant to Section 4(5) of the Act and Rule 506 of Regulation D promulgated under the Act.

As of March 31, 2013, the Company’s cash and cash equivalents totaled $1.0 million and total debt was $0.3 million.

Gaming Positions Information

Gaming positions deployed worldwide totaled 2,390 of March 31, 2013 comprised of 2,240 PokerPro and 150 ProCore gaming positions. As of March 31, 2012, our installed base consisted of 2,032 gaming positions deployed worldwide comprised of 1,894 PokerPro gaming positions and 138 ProCore gaming positions.

Conference Call

A conference call and webcast will be held on Wednesday, May 8, 2013 at 11:00 a.m. EDT for management to discuss the company’s first-quarter 2013 performance. Interested parties may listen to and participate in the conference call by dialing (866) 515-2914 (U.S./Canada) or +1 (617) 399-5128 (Other) and entering passcode 71625865. A live webcast of the conference call will be available through a link on our website, www.pokertek.com, under the heading "Investors". For those unable to participate in the live call, an archived replay will be made available on our website. A replay of the conference call will also be available approximately two hours after the conclusion of the call for approximately one week by dialing (888) 286-8010 (U.S./Canada) or +1 (617) 801-6888 (Other) and entering passcode 48767487.

Use of Non-GAAP Measures

PokerTek, Inc. prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“GAAP”). In addition to disclosing financial results prepared in accordance with GAAP, the company discloses information regarding EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting net income (loss) from continuing operations to exclude taxes, interest, and depreciation and amortization, EBITDAS also excludes noncash charges, certain non-recurring charges and share-based compensation expense. EBITDA and EBITDAS are not measures of performance defined in accordance with GAAP. However, EBITDAS is used internally in planning and evaluating the company’s operating performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other stakeholders an additional view of the company’s operations that, when coupled with the GAAP results, provides a more complete understanding of the company’s financial results.

EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity. It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the company’s performance. A reconciliation of GAAP net loss from continuing operations to EBITDAS is included in the accompanying financial schedules.

About PokerTek, Inc.

PokerTek, Inc. (NASDAQ:PTEK) (www.pokertek.com) is a licensed gaming company headquartered in Matthews, NC that develops and distributes electronic table games solutions for the gaming industry. The company’s products are installed worldwide, and include PokerPro and Blackjack Pro. For more information, visit: www.pokertek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are made in accordance with the Private Securities Litigation Reform Act of 1995. The forward-looking statements herein include, but are not limited to, the expected adoption of our gaming systems by casinos and other customers, and the expected acceptance of our gaming systems by players. Our actual results may differ materially from those implied in these forward-looking statements as a result of many factors, including, but not limited to, the impact of global macroeconomic and credit conditions on our business and the business of our suppliers and customers, overall industry environment, customer acceptance of our products, delay in the introduction of new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of permits or licenses by regulatory or governmental authorities, termination or non-renewal of customer contracts, competitive pressures, and our financial condition, including our ability to maintain sufficient liquidity to operate our business. These and other risks and uncertainties are described in more detail in our most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by applicable laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors germane to our business.

Contact:

Mark Roberson
Chief Executive Officer
PokerTek, Inc.
704.849.0860, x101
investorrelations@pokertek.com

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2013	2012
Revenue
License and service fees	$1,360,670	$1,083,414
Sales of systems and equipment	30,451	594,523
Total revenue	1,391,121	1,677,937
Cost of revenue	353,549	385,979
Gross profit	1,037,572	1,291,958
Operating expenses:
Selling, general and administrative	946,780	892,734
Research and development	168,427	199,784
Share-based compensation expense	70,778	108,249
Depreciation	2,323	4,232
Total operating expenses	1,188,308	1,204,999
Operating loss	(150,736)	86,959
Interest expense, net	10,543	20,855
Net income (loss) from continuing operations before income taxes	(161,279)	66,104
Income tax provision	34,081	6,727
Net income (loss) from continuing operations	(195,360)	59,377
Income (loss) from discontinued operations	535	10,522
Net income (loss)	$(194,825)	$69,899

Net income (loss) from continuing operations per common share - basic and diluted	$(0.02)	$0.01
Net income (loss) from discontinued operations per common share - basic and diluted	0.00	0.00
Net income (loss) per common share - basic and diluted	$(0.02)	$0.01
Weighted average common shares outstanding - basic and diluted	8,491,315	7,564,104

POKERTEK, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$1,048,761	$235,757
Accounts receivable, net	549,269	794,769
Inventory	1,288,070	1,342,950
Prepaid expenses and other assets	132,081	66,988
Total current assets	3,018,181	2,440,464

Long-term assets:
Gaming systems, net	1,673,211	1,693,051
Property and equipment, net	24,644	26,967
Other assets	167,362	171,498
Total long-term assets	1,865,217	1,891,516
Total assets	$4,883,398	$4,331,980

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$365,163	$274,609
Accrued liabilities	605,351	569,404
Deferred revenue	147,500	42,266
Long-term debt, current portion	66,216	59,571
Total current liabilities	1,184,230	945,850

Long-term liabilities:
Long-term liability	199,894	219,494
Long-term debt	223,314	240,429
Total long-term liabilities	423,208	459,923
Total liabilities	1,607,438	1,405,773
Commitments and contingencies
Common stock subject to rescission	71,183	71,183
Shareholders' equity
Preferred stock, no par value per share;	-	-
authorized 5,000,000 none issued and outstanding

Common stock, no par value per share; authorized 40,000,000	-	-
shares, issued and outstanding 8,625,498 and 7,490,124 shares at
December 31, 2012 and December 31, 2011, respectively
Additional paid-in capital	50,026,500	49,481,922
Accumulated deficit	(46,821,723)	(46,626,898)
Total shareholders' equity	3,204,777	2,855,024
Total liabilities and shareholders' equity	$4,883,398	$4,331,980

POKERTEK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(194,825)	$69,899
Net income from discontinued operations	(535)	(10,522)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	199,419	196,186
Share-based compensation expense	70,778	108,249
Provision for doubtful accounts and other receivables	49,064	(27,926)
Changes in assets and liabilities:
Accounts and other receivables	196,435	63,582
Prepaid expenses and other assets	(60,957)	(12,772)
Inventory	54,879	199,753
Gaming systems	(177,255)	(331,921)
Accounts payable and accrued expenses	106,902	(14,367)
Deferred revenue	105,234	8,413
Net cash provided by operating activities from continuing operations	349,139	248,574
Net cash provided by operating activities from discontinued operations	535	64,945
Net cash provided by operating activities	349,674	313,519

Net cash used in investing activities	-	-

Cash flows from financing activities:
Repayments of long-term debt	(10,470)	-
Proceeds from issuance of common stock, net of expenses	473,800	49,999
Net cash provided by financing activities	463,330	49,999
Net increase in cash and cash equivalents	813,004	363,518
Cash and cash equivalents, beginning of year	235,757	606,229
Cash and cash equivalents, end of period	$1,048,761	$969,747

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$17,361	$27,382
Income taxes	33,291	7,686

Non-cash transactions:
Amortization of commitment fee issued in common stock	$-	$11,275

POKERTEK, INC.
RECONCILIATION TO EBITDAS
(UNAUDITED)

	Three Months Ended March 31,
	2013	2012
Net income (loss) from continuing operations	$(195,360)	$59,377
Interest expense, net	10,543	20,855
Income tax provision	34,081	6,727
Other taxes	2,088	2,805
Depreciation and amortization	199,419	196,186
Stock-based compensation expense	70,778	108,249
EBITDAS (1)	$121,549	$394,199

(1) EBITDAS is defined as net income (loss) from continuing operations before interest, taxes, depreciation, amortization, share-based compensation, and non-cash charges. EBITDAS does not purport to represent net earnings or net cash used in operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to such measurements or as indicators of the Company's performance. The Company's definition of EBITDAS may not be comparable with similarly titled measures used by other companies.